INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Registration Statement and Prospectus of Mag-Well, Inc. of our report dated June 23, 1999, accompanying the financial statements of Mag-Well, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the hearing "Experts" in the Prospectus.

/s/ Hein + Associates llp
Certified Public Accountants

February 16, 2000
Dallas, Texas